As filed with the Securities and Exchange Commission on August 19, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGORA, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No,)
2804 Mission College Blvd, Santa Clara, California 95054, United States +1-408-879-5885
(Address, including Zip Code, of Principal Executive Offices)

Amended and Restated Global Equity Incentive Plan (Full title of the Plans)

Agora Lab, Inc. 2804 Mission College Blvd., Santa Clara, California 95054 United States +1-408-879-5885
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jingbo Wang Ivy Chen 2804 Mission College Blvd., Santa Clara, California 95054 United States +1-408-879-5885	Li He, Esq. Esq. Davis Polk & Wardwell LLP c/o 10 Floor, The Hong Kong Club Building 3A Chater Road Central, Hong Kong +852 2533-3300	Ran Li, Esq. Davis Polk & Wardwell LLP 22rd Floor, China World Office 2 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing People’s Republic of China +86 10 8567-5051

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒

Non-accelerated filer ☐ Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the incentive plans covered by this Registration Statement (the “Plan”) as required by Rule 428(b)(1) under the Securities Act.

PART II

Information Required in The Registration Statement

Item 3. Incorporation of Documents by Reference

Agora, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a) Registrant’s annual report on Form 20-F (File No. 001-39340) for the year ended December 31, 2024, filed with the Commission on April 15, 2025; and

(b) The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39340) filed with the Commission on June 19, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

As permitted under Cayman Islands law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as a part of, or incorporated by reference into, this registration statement:

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect	20-F	001-39340	1.1	March 26, 2021
4.2	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.5)	F-1/A	333-238960	4.1	June 15, 2020
4.3	Registrant’s Specimen Certificate for Class A ordinary shares	F-1/A	333-238960	4.2	June 15, 2020
4.4	Deposit agreement by and among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder	F-1/A	333-238960	4.3	June 19, 2020
4.5	Amended and Restated Shareholders Agreement by and among the Registrant and the other parties named therein, dated as of February 12, 2020	F-1	333-238960	4.4	June 5, 2020
5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered					X
10.3	Global Equity Incentive Plan	F-1/A	333-238960	10.9	June 15, 2020
10.4	Amended and Restated Global Equity Incentive Plan	6-K	001-39340	99.2	August 19, 2025
23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP					X
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on the signature page)					X
107	Filing fee table					X

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on August 19, 2025.

AGORA, INC.
By:	/s/ Bin (Tony) Zhao
Name: Bin (Tony) Zhao
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Bin (Tony) Zhao and Jingbo Wang and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Bin (Tony) Zhao	Chief Executive Officer and Chairman (Principal Executive Officer)	August 19, 2025
Bin (Tony) Zhao
/s/ Jingbo Wang	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2025
Jingbo Wang
/s/ Qin Liu	Director	August 19, 2025
Qin Liu
/s/ Eric He	Director	August 19, 2025
Eric He
/s/ Steve Zhang	Director	August 19, 2025
Steve Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Agora, Inc., has signed this registration statement or amendment thereto in Santa Clara, California on August 19, 2025.

AGORA LAB, INC.
By:	/s/ Charles Hedden
Name: Charles Hedden
Title: Vice President of Operation